 Exhibit (h)(20)(iii)
AMENDMENT TO PARTICIPATION AGREEMENT
Regarding
  RULE 498A
And
TRUST DISCLOSURE DOCUMENTS

PROTECTIVE LIFE INSURANCE COMPANY (the “Company”), MFS VARIABLE
INSURANCE TRUST, a Massachusetts business trust (the “Trust I”), MFS VARIABLE INSURANCE TRUST II, a Massachusetts business trust (the "Trust II") MFS VARIABLE INSURANCE TRUST III, a Delaware statutory trust (the "Trust III") (Trust I, Trust II and Trust III each referred to, individually, as the “Trust” and, collectively, as the “Trusts”), and MFS FUND DISTRIBUTORS, INC. (the “MFD”), a Delaware corporation, entered into a certain participation agreement dated May 1, 2012 (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of March 22, 2022, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Trusts and the MFD (collectively, the “Parties”).

RECITALS
WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Trusts (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

45008681.4

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that certain Trust Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rule 498A unless the Trust prepares and makes available to the Company the Trust Documents that are specified in the Rule;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Trust, and the MFD hereby agree to supplement and amend the Participation Agreement as follows:

  Provision of Trust Documents; Website Posting.
    Trust Documents. The Trusts are responsible for preparing and making available the following “Trust Documents,” as specified in paragraph (j)(1)(iii) of Rule 498A:
      Summary Prospectus for the Portfolios;
      Statutory Prospectus for the Portfolios;
      Statement of Additional Information (“SAI”) for the Portfolios; and
      Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios.
    Deadline for Providing, and Currentness of, Trust Documents. The Trusts shall provide or make available the Trust Documents specified in 1(a)(i), (ii), and (iii) above to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide or make available updated versions as necessary, to facilitate a continuous offering of the Portfolio Company’s securities and the Contracts.  The Trusts shall provide or make available the Shareholder Reports specified in 1(a)(iv) on a timely basis (in accordance with Rule 30e-1 under the 1940 Act).
    Format of Trust Documents. The Trusts shall provide or make available the Trust Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

  Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Trust Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph

  Use of Summary Prospectuses.
    The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.
    The Trusts or MFD shall provide advance written notice to Company in the event that the Trusts determines to no longer use a summary prospectus for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.
  Website Hosting Fee (Expense Allocation). The Trusts shall bear the costs of performance under this Amendment in the same manner and to the same extent as it is responsible for the costs of delivering the Trusts’ Shareholder reports and Prospectuses as specified in the Participation Agreement.

  Content of Trust Documents. The Trusts shall be responsible for the content and substance of the Trust Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Trust Documents. Without limiting the generality of the foregoing in any manner, the Trusts shall be responsible for ensuring that the Trust Documents as provided or made available to the Company:
    Meet in all material respects the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

    Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

  Provision of Trust Documents for Paper Delivery. The Trusts shall:

  At their expense, as the Company may reasonably request from time to time,

provide the Company with sufficient paper copies of the then current Trust Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly.

  Alternatively, if requested by the Company in lieu thereof, the Trusts or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Trust Documents as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Trust Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Trusts.
  The Trusts and/or MFD shall reimburse the Company for the costs of mailing the Trust Documents to Contract Owners in the same manner and to the same extent as each is responsible for the cost of delivering the Trust Documents as specified in the Participation Agreement.

  Portfolio Expense and Performance Data. The Trusts shall make available such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, the Trust shall make available the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company), but in no event later than 75 calendar days after the close of each Portfolio’s fiscal year:
    the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii)
    Instruction 4(a) to Item 4 of Form N-6); and
    the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N- 1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4 and (ii) Instruction 4 to Item 17 of Form N-4, and (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6)), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Trust); and
    the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6)).

  Construction of this Amendment; Participation Agreement.

  This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of that Rule by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.
  To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

  Termination. This Amendment shall terminate upon the earlier of:
    termination of the Participation Agreement; or

    60 days written notice from any Party to the other Parties.

  Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

PROTECTIVE LIFE INSURANCE COMPANY, on behalf of itself and each Separate Account

By: /s/ Steve Cramer
Print Name: Steve Cramer
Title: Chief Product Officer – Retirement Division

MFS VARIABLE INSURANCE TRUST
MFS VARIABLE INSURANCE TRUST II
MFS VARIABLE INSURANCE TRUST III
By: /s/
Print Name:
Title:
MFS FUND DISTRIBUTOR, INC.
By: /s/
Print Name:
Title: